SCHEDULE 13G/A
                               CUSIP NO. 307325100


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                           FAR EAST ENERGY CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    307325100
                              --------------------
                                 (CUSIP Number)

                                December 31, 2005
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                              CUSIP NO. 307325100


1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

   Jawaharlal Gondi
   ------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group

         (a)
                  ------
         (b)        X
                  ------

3. SEC Use Only
                      ---------------------------------------------

4. Citizenship or Place of Organization                          Canada
                                                                 ---------------

Number of                  5.       Sole Voting Power            0
Shares                                                           ---------------
Beneficially               6.       Shared Voting Power          0
Owned by                                                         ---------------
Each Reporting             7.       Sole Dispositive Power       6,750,00
Person                                                           ---------------
With:                      8.       Shared Dispositive Power     0
                                                                 ---------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         6,750,000
         ----------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                           --------


11. Percent of Class Represented by Amount in Row (9)

                                                                        6.93%
                                                                        --------

12. Type of Reporting Person                                            IN
                                                                        --------

                               Page 2 of 6 Pages
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                                 SCHEDULE 13G/A
                              CUSIP NO. 307325100


Item 1.

         (a)      Name of Issuer

                  FAR EAST ENERGY CORPORATION
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  400 N. Sam Houston Parkway East, Suite 205,
                  Houston, Texas 77060
                  --------------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Jawaharlal Gondi
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  37, Longfurlong Road
                  Rugby, Warwickshire, UK CV22 5QT
                  --------------------------------------------------------------

         (c)      Citizenship

                  Canada
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, $.001 par value
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  307325100
                  --------------------------------------------------------------



                               Page 3 of 6 Pages

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                                 SCHEDULE 13G/A
                              CUSIP NO. 307325100


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership
                  ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:                                6,750,000

         (b) Percent of class:                                         6.93%

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote       -0-

                  (ii)  Shared power to vote or to direct the vote     -0-

                  (iii) Sole power to dispose or to direct the
                        disposition of                                 6,750,000

                  (iv) Shared power to dispose or to direct the
                       disposition of                                  -0-

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person

                  Not applicable.

Item 7.           Identification   and Classification of the  Subsidiary   Which
                  Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.



                               Page 4 of 6 Pages

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                                 SCHEDULE 13G/A
                              CUSIP NO. 307325100





Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 5 of 6 Pages

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                                 SCHEDULE 13G/A
                              CUSIP NO. 307325100





                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   January  20, 2006
                                   ---------------------------
                                   Date

                                   /s/ Jawaharlal Gondi
                                   ---------------------------
                                   Signature


                                   Jawaharlal Gondi
                                   ---------------------------
                                   Name


                               Page 6 of 6 Pages